EXHIBIT 99.1
MOVIE GALLERY STRENGTHENS CAPITAL STRUCTURE
WITH REFINANCING OF SENIOR SECURED CREDIT FACILITY
Transaction to Provide Greater Liquidity and Reduce Interest Expense
DOTHAN, Ala., March 9, 2007— Movie Gallery, Inc. (Nasdaq: MOVI) today announced that it has completed the previously announced refinancing of its existing senior secured credit facility. The final structure of the new $900 million senior secured credit facility is comprised of:
•	a $100 million revolving credit facility at L+250bps;

•	a $600 million first lien term loan at L+350bps;

•	a $175 million second lien term loan at L+650bps; and,

•	a $25 million synthetic letter of credit facility.
The Company expects the new credit facility to result in more than $6 million of annual cash interest savings. The new credit facility also includes an option for the Company to defer cash interest on the second lien term loan and instead pay interest in-kind. As of the close of the new facilities, total cash and availability under the new revolving credit facility was more than $127 million.
“We are pleased to complete this refinancing transaction, which further strengthens Movie Gallery’s capital structure,” said Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery. “The strong response to this transaction by our lenders allowed an improved structure from our previous announcement and is a testament to the strong cash flow characteristics of our business. We expect that the favorable terms of this refinancing will provide Movie Gallery with greater liquidity while reducing annual interest expense, thereby advancing our efforts to drive profitable growth and create value for our shareholders.”
The new facility is guaranteed by all of Movie Gallery’s domestic subsidiaries and is secured by substantially all of the assets of the Company and its subsidiaries. The facilities have a five year maturity and contain certain affirmative and negative covenants that are usual and customary for financings of this kind.
Goldman Sachs Credit Partners L.P. acted as sole lead arranger for the new credit facility.
About Movie Gallery
The Company is the second largest North American video rental company with over 4,600 stores located in all 50 U.S. states and Canada operating under the brands Movie Gallery, Hollywood Video and Game Crazy. The Game Crazy brand represents 633 in-store departments and 17 free-standing stores serving the game market in urban locations across the United States. Since Movie Gallery’s initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website at: www.moviegallery.com

Forward Looking Statements
To take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including descriptions of expected interest savings and liquidity under the credit facility and the related impact thereof on the Company’s growth prospects, that are based upon the Company’s current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company’s SEC reports, including, but not limited to, the Company’s annual report on Form 10-K for the fiscal year ended January 1, 2006 and subsequently filed quarterly reports on Form 10-Q. In addition to the potential effect of these ongoing factors, the Company’s ability to achieve the expected interest savings described in this press release is subject to the impact of changes in interest rates and credit and financial markets generally. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts
Analysts and Investors: Michelle K. Lewis, Movie Gallery, Inc., 503-570-1950
Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449 ext. 127